Exhibit 3.4

CERTIFICATE OF FORMATION

OF

LONGWOOD GATHERING AND DISPOSAL SYSTEMS, LP

The undersigned, Longwood Gathering and Disposal Systems GP, Inc., a Texas corporation (the “General Partner”), desiring to form a Limited Partnership (the “Partnership”), pursuant to the Texas Business Organizations Code (the “Code”), hereby duly executes this Certificate of Formation (this “Certificate”), to be effective as of the date of filing.

1.	The filing entity being formed is a limited partnership and the name of the entity is Longwood Gathering and Disposal Systems, LP.

2.	The address of the registered office of the Partnership is 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240 and the name of the registered agent for service of process whose business office address will be the same as the registered office address is Joseph Wm. Foran.

3.	The address of the principal office of the Partnership in the United States where its partnership records are to be kept or made available under Section 153.551 of the Code is 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

4.	The name, the mailing address, and the street address of the business or residence of the General Partner of the Partnership is as follows:

NAME	MAILING AND STREET ADDRESS
Longwood Gathering and Disposal Systems GP, Inc. (f/k/a Longwood Gathering and Disposal Systems, Inc.)	5400 LBJ Freeway, Suite 1500 Dallas, Texas 75240

5.	By its execution of this Certificate of Formation, the General Partner hereby consents to the use of the name “Longwood Gathering and Disposal Systems, LP” by the Partnership.

EXECUTED the 25th day of September, 2006.

GENERAL PARTNER Longwood Gathering and Disposal Systems GP, Inc.

By:	/s/ Joseph Wm. Foran
Joseph Wm. Foran President